UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 15, 2006

MERCANTILE BANCORP, INC.
 (Exact Name of Registrant as Specified in Charter)

Delaware	001-32434	37-1149138
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

440 Maine Street, Quincy, Illinois 62301
 (Address of Principal Executive Offices) (Zip Code)

(217) 223-7300
 Registrant’s Telephone Number, Including Area Code

Not Applicable
 (Former Name or Former Address, if Changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition

          On February 15, 2006, Mercantile Bancorp. Inc. announced in a press release that unaudited net income for the year ended December 31, 2005 increased 14.3 percent to $9.5 million, or $4.85 per share, from $8.3 million, or $4.24 per share, a year earlier.  For the fourth quarter ended December 31, 2005 the company posted net income of $2.5 million, or $1.26 per share versus net income of $2.7 million, or $1.37 per share, in the comparable period a year earlier.  The company said net interest income rose by 11.5 percent to $35.4 million in 2005 from $31.8 million in the prior year.  The increase was a result of 10.8 percent growth in average loans and in a 66 basis point increase in the average yield on loans to 6.50 percent from 5.84 percent a year earlier, partially offset by higher interest expense as the company’s cost of funds also rose.

           Noninterest income in 2005 grew to $8.5 million from $7.9 million the previous year, an increase of 8.8 percent.  This was due to a combination of growth in fee income related to the higher number of accounts and from growth in trust fees related to an increase in trust assets under management.   Notably, noninterest expense was up for the year by only 7.5 percent to $27.8 million from $25.9 million a year earlier.

          Total assets were $1.1 billion as of December 31, 2005. Cash and equivalents stood at $44.2 million, compared with $39.7 million at the same time a year earlier.  Net loans at year-end stood at $849.6 million, an increase of 11.6 percent from $761.6 million at the end of the prior year.  Deposits at year-end were up by more than 8 percent to $946.1 million from $873.4 million at the same time a year ago.

          Shareholders’ equity at the end of 2005 stood at $91.5 million, an increase of 6.4 percent from $86.0 million a year earlier, the company noted.

          The full text of the press release is included herein as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01  Financial Statements And Exhibits

(c) Exhibits:

Exhibit Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on February 15, 2006.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.

	By:	/s/Dan S. Dugan

	Name:	Dan S. Dugan
	Title:	President, Chief Executive Officer and Chairman

Date: February 15, 2006

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